Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of MagneGas Corporation on Form S-8 of our report which includes an explanation paragraph as to the Company’s ability to continue as a going concern dated March 31, 2017, with respect to our audit of the consolidated financial statements of MagneGas Corporation as of December 31, 2016 and for the year ended December 31, 2016 appearing in the Annual Report on Form 10-K of MagneGas Corporation for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

September 25, 2017